EXHIBIT 99.1

Marlin Business Services Corp. Reports Second Quarter 2016 Earnings and Declares a Cash Dividend of $0.14 Per Share

Second Quarter Highlights:

  Total second quarter originations of $121.5 million, up 30% year-over-year
  Total Funding Stream loan originations of $7.9 million, up 24.9% from the prior quarter and nearly 15 times higher than a year ago
  Net income of $4.5 million, up 8% year over year, with EPS of $0.36 per share
  ROE increased 219 basis points from prior year to 11.66%
  Total new origination loan and lease yield of 11.78% increased 9 basis points from prior quarter and 66 basis points year-over-year
  Credit quality remained strong with 30+ and 60+ day delinquencies at 71 basis points and 43 basis points, respectively
  Net investment in leases and loans ended the quarter at $730.8 million, up 14.0% year-over-year
  Strong capital position with equity to assets ratio of 18.49%
  Hired Jeffrey Hilzinger as Chief Executive Officer; subsequent to the end of the quarter, the Company promoted Edward Siciliano to Chief Operating Officer

MOUNT LAUREL, N.J., July 28, 2016 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today reported second quarter 2016 net income of $4.5 million, or $0.36 per diluted share, compared to $4.1 million, or $0.32 per diluted share, for the second quarter last year.  Return on equity for the quarter was 11.66%, up from 9.47% a year ago.

“I am very pleased with Marlin’s second quarter results that included accelerating origination volume, excellent credit quality and solid net income growth,” commented Jeffrey Hilzinger, Marlin’s President and Chief Executive Officer.  “Total originations increased 30.3% year-over-year to $121.5 million, and we have now achieved new records for origination volume in each of the last three quarters. We continue to benefit from last year’s strategic investments in expanding our sales force coupled with contributions from Funding Stream, our working capital loan product, and the Transportation and Franchise channel initiatives. Importantly, we are achieving this growth while maintaining our disciplined underwriting standards and strong overall credit quality, which remains a top priority at Marlin.  In addition, second quarter net income of $4.5 million, or $0.36 per share, increased 22% compared to the prior quarter and 8% year-over-year driven by gains in revenue from the growth in earning assets along with careful expense management.”

Mr. Hilzinger concluded, “I look forward to building on the fundamental strengths of our business to take Marlin to the next level of growth and profitability. Our management team is energized, excited and working with a sense of urgency to capitalize on the significant opportunities we see as a provider of credit products and services to small businesses nationwide.  With the recent changes in Marlin’s leadership, we are taking a fresh look at how we operate and how we empower our employees to better serve our customers. I believe that the actions we are taking today will help expand our market share and drive profitable growth in the quarters and years ahead.”

Results of Operations
Combined equipment finance and Funding Stream production for the second quarter ended June 30, 2016 of $121.5 million was the third consecutive quarter of record originations for the Company.  Equipment finance production of $113.6 million in the second quarter was up 11.3% compared to $102.1 million in the prior quarter and increased 22.6% from $92.7 million in the second quarter of 2015.  The Company also experienced solid Funding Stream production in the second quarter of 2016 totaling $7.9 million, up from $6.3 million in the first quarter of 2016 and $0.5 million in the same period a year ago. The strong performance in all channels was mainly attributable to the expansion and deployment of an energized and optimized salesforce and strategic investments in the expansion of the Company’s origination platforms.

Net interest and fee margin as a percentage of average finance receivables was 11.50% for the second quarter ended June 30, 2016, down 8 basis points from the first quarter of 2016 and down 55 basis points from a year ago. The decrease in margin percentage from a year ago was primarily a result of the roll-off of higher yielding assets, a decline in late fees and a slight increase in the Company’s cost of funds. The Company’s cost of funds increased to 105 basis points, compared to 100 basis points for the first quarter of 2016 and 85 basis points for the second quarter of 2015.

On an absolute basis, net interest and fee margin increased to $20.3 million for the quarter ended June 30, 2016, compared to $19.7 million for the prior quarter and $18.9 million for the second quarter last year.

Other income was $2.1 million for the second quarter of 2016, compared to $2.1 million in the prior quarter and $1.8 million in the second quarter last year. The increase in other income compared to the second quarter last year was primarily due to an increase in the number of contracts enrolled in the Company’s insurance program and a higher average ticket size. The second quarter also included an increase in various administrative transaction fees and fees received from referral of leases to third parties and gain on sale of leases, recognized as earned.

Other expenses were $12.5 million for the second quarter of 2016, compared to $12.7 million in the prior quarter and $11.6 million in the second quarter last year. The increase in other expenses compared to the second quarter last year was primarily due to higher salaries and benefits due to an increase in total personnel, and to a lesser extent higher general and administrative expense in the current quarter associated with marketing activities.

The Company’s efficiency ratio for the second quarter was 55.63% compared to 58.23% for the prior quarter and 56.19% in the second quarter last year.

Marlin recorded a provision for income taxes of $2.8 million for the second quarter of 2016, representing an effective tax of 38.1%, compared with $2.3 million or 38.9% for the preceding quarter and $2.6 million or 38.8% for the second quarter of 2015.

Credit Quality
Allowance for credit losses as a percentage of total finance receivables was 1.30% at June 30, 2016 versus 1.34% at June 20, 2015. Coverage of total 60+ day delinquencies was 265.78% at June 30, 2016 versus 295.52% at June 30, 2015.

Credit quality remained strong as finance receivables over 30 days delinquent were 0.71% of the Company’s total finance receivables portfolio as of June 30, 2016, up 1 basis point from June 30, 2015.  Finance receivables over 60 days delinquent were 0.43% of the Company’s total finance receivables portfolio as of June 30, 2016, up 3 basis points from 0.40% at June 30, 2015.  Second quarter net charge-offs were 1.38% of average total finance receivables versus 1.84% a year ago.

As of June 30, 2016 and 2015, the Company’s consolidated equity to assets ratio was 18.49% and 23.07%, respectively.

Corporate Developments
The Company has made several recent announcements regarding its senior leadership team. During the second quarter Marlin appointed commercial lending and equipment leasing industry veteran Jeffrey Hilzinger as Chief Executive Officer, effective June 1, 2016. Mr. Hilzinger also recently became President of Marlin. Prior to joining Marlin, Mr. Hilzinger was President of EverBank Commercial Finance, where he was responsible for a nationwide business focused on the equipment finance, asset-based lending and lender finance markets. Mr. Hilzinger led EverBank Commercial Finance’s growth into a $4 billion diversified commercial finance platform.

Subsequent to the end of the quarter, the Company announced the promotion of Edward Siciliano to Chief Operating Officer.  Mr. Siciliano has been Marlin’s Chief Sales Officer since 2007 and served as Interim Chief Executive Officer from October 2015 until June 2016. In addition, the Company also announced that David Herring was hired as the Vice President of Sales of its Transportation Finance Group. In his position, Mr. Herring is responsible for national development of partnerships with heavy-duty truck dealerships. Prior to joining Marlin, Mr. Herring was Senior Vice President for GE Capital Transportation Finance.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable August 18, 2016, to shareholders of record on August 8, 2016. Based on the closing stock price on July 27, 2016, the annualized dividend yield on the Company’s common stock is 3.09%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company’s website at www.marlincorp.com.

Business Outlook
The Company's business outlook for the full year ending December 31, 2016 is as follows:

  Full year origination volume (including both loans and leases) is expected to be in the range of $460 million to $480 million
  Credit quality is expected to remain strong with a continuation of recent positive trends
  Net interest margin is expected to move slightly lower in 2016 with the roll-off of higher yielding legacy leases, partially offset by expected growth in the Company’s higher yielding Funding Stream loan product
  Full year ROE is expected to continue to grow as new strategic initiatives gain traction and scale

Conference Call and Webcast
We will host a conference call on Friday, July 29, 2016 at 9:00 a.m. ET to discuss the Company’s second quarter 2016 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time.  The conference ID will be:  “Marlin.”  The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com.  An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2016	2015

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$3,463	$4,946
Interest-earning deposits with banks	75,304	55,183
Total cash and cash equivalents	78,767	60,129
Time deposits with banks	9,108	7,368
Restricted interest-earning deposits with banks	26	216
Securities available for sale (amortized cost of $6.4 million and $6.6 million at
June 30, 2016 and December 31, 2015, respectively)	6,336	6,399
Net investment in leases and loans	730,750	682,432
Property and equipment, net	3,736	3,872
Property tax receivables	5,381	47
Other assets	7,687	12,521
Total assets	$841,791	$772,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$650,429	$587,940
Other liabilities:
Sales and property taxes payable	6,948	2,686
Accounts payable and accrued expenses	13,778	15,371
Net deferred income tax liability	14,951	16,849
Total liabilities	686,106	622,846

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,539,581 and 12,410,899 shares issued and outstanding at June 30, 2016
and December 31, 2015, respectively	125	124
Additional paid-in capital	82,518	81,703
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(22)	(129)
Retained earnings	73,066	68,442
Total stockholders’ equity	155,685	150,138
Total liabilities and stockholders’ equity	$841,791	$772,984

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(Dollars in thousands, except per-share data)

Interest income	$18,187	$16,488	$35,718	$32,975
Fee income	3,969	3,727	7,803	7,847
Interest and fee income	22,156	20,215	43,521	40,822
Interest expense	1,857	1,336	3,549	2,654
Net interest and fee income	20,299	18,879	39,972	38,168
Provision for credit losses	2,668	2,216	5,743	5,556
Net interest and fee income after provision for credit losses	17,631	16,663	34,229	32,612

Other income:
Insurance income, net	1,570	1,358	3,192	2,824
Other income	493	399	948	764
Other income	2,063	1,757	4,140	3,588
Other expense:
Salaries and benefits	7,812	7,265	16,012	14,232
General and administrative	4,628	4,330	9,093	8,423
Financing related costs	34	42	68	150
Other expenses	12,474	11,637	25,173	22,805
Income before income taxes	7,220	6,783	13,196	13,395
Income tax expense	2,752	2,634	5,077	5,191
Net income	$4,468	$4,149	$8,119	$8,204

Basic earnings per share	$0.36	$0.32	$0.65	$0.64
Diluted earnings per share	$0.36	$0.32	$0.65	$0.64

Cash dividends declared per share	$0.14	$0.125	$0.28	$0.25

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	6/30/2015	9/30/2015	12/31/2015	3/31/2016	6/30/2016

Net Income:
Net Income	$4,149	$4,797	$2,965	$3,651	$4,468

Annualized Performance Measures:
Return on Average Assets	2.18%	2.51%	1.56%	1.88%	2.19%
Return on Average Stockholders' Equity	9.47%	10.95%	7.96%	9.74%	11.66%

EPS Data:
Net Income Allocated to Common Stock	$4,031	$4,661	$2,891	$3,548	$4,339
Number of Shares - Basic	12,450,283	12,406,767	12,118,789	12,120,934	12,136,660
Basic Earnings per Share	$0.32	$0.38	$0.24	$0.29	$0.36

Number of Shares - Diluted	12,464,638	12,413,497	12,128,613	12,126,812	12,143,181
Diluted Earnings per Share	$0.32	$0.38	$0.24	$0.29	$0.36

Cash Dividends Declared per share	$0.125	$2.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$92,709	$99,653	$104,263	$102,092	$113,615
Funding Stream Loans	$532	$2,242	$3,670	$6,301	$7,873
Total New Originations	$93,241	$101,895	$107,933	$108,393	$121,488

Implicit Yield on Equipment Finance Originations	11.00%	10.43%	10.64%	10.30%	10.20%
Implicit Yield on Funding Stream Loan Originations	32.43%	36.19%	32.15%	34.17%	34.72%
Total Implicit Yield on New Originations	11.12%	10.99%	11.37%	11.69%	11.78%

Assets sold in the period	$606	$1,394	$317	$0	$2,707

# of Sales Reps - Total	127	131	136	136	139
# of Leases / Loans Equipment Finance	6,366	6,476	6,625	6,316	6,681
Equipment Finance Approval Percentage	64%	66%	62%	62%	58%
Average Monthly Equipment Finance Sources	1,143	1,106	1,109	1,075	1,138

Net Interest and Fee Margin:
Interest Income Equipment Finance	$16,361	$16,489	$16,598	$16,808	$17,152
Interest Income Funding Stream Loans	$48	$123	$316	$618	$930

Interest Income Yield	10.52%	10.41%	10.35%	10.32%	10.30%
Fee Income Yield	2.38%	2.44%	2.15%	2.26%	2.25%
Interest and Fee Income Yield	12.90%	12.85%	12.50%	12.58%	12.55%
Cost of Funds	0.85%	0.89%	0.98%	1.00%	1.05%
Net Interest and Fee Margin	12.05%	11.96%	11.52%	11.58%	11.50%

Average Total Finance Receivables	$627,079	$641,020	$656,942	$679,252	$706,039
Average Net Investment Equipment Finance	$626,622	$639,713	$653,497	$672,198	$695,683
Average Funding Stream Loans	$457	$1,307	$3,445	$7,054	$10,356

End of Period Net Investment Equipment Finance	$640,444	$656,796	$677,491	$693,510	$718,631
End of Period Funding Stream Loans	$638	$2,457	$4,941	$8,616	$12,119

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.70%	0.75%	0.73%	0.85%	0.71%
30+ Days Past Due Delinquencies	$5,053	$5,562	$5,618	$6,698	$5,850

60+ Days Past Due Delinquencies	0.40%	0.43%	0.41%	0.52%	0.43%
60+ Days Past Due Delinquencies	$2,899	$3,186	$3,163	$4,114	$3,548

Equipment Finance
30+ Days Past Due Delinquencies	0.70%	0.75%	0.74%	0.86%	0.72%
30+ Days Past Due Delinquencies	$5,053	$5,562	$5,618	$6,698	$5,850

60+ Days Past Due Delinquencies	0.40%	0.43%	0.41%	0.53%	0.44%
60+ Days Past Due Delinquencies	$2,899	$3,186	$3,163	$4,114	$3,548

Funding Stream Loans
30+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.00%	0.00%
30+ Days Past Due Delinquencies	$0	$0	$0	$0	$0

Net Charge-offs - Total Finance Receivables	$2,880	$1,965	$2,628	$2,297	$2,429
% on Average Total Finance Receivables
Annualized	1.84%	1.23%	1.60%	1.35%	1.38%

Net Charge-offs - Equipment Finance	$2,880	$1,952	$2,628	$2,220	$2,331
% on Average Net Investment in Equipment Finance
Annualized	1.84%	1.22%	1.61%	1.32%	1.34%

Net Charge-offs - Funding Stream Loans	$0	$13	$0	$77	$98
% of Average Funding Stream Loans
Annualized	n/a	4.11%	n/a	4.39%	3.77%

Total Allowance for Credit Losses	$8,567	$8,588	$8,413	$9,191	$9,430
% of Total Finance Receivables	1.34%	1.31%	1.24%	1.31%	1.30%
% of 60+ Delinquencies	295.52%	269.55%	265.98%	223.41%	265.78%

Allowance for Credit Losses - Equipment Finance	$8,545	$8,518	$8,239	$8,906	$8,926
% of Net Investment Equipment Finance	1.34%	1.30%	1.22%	1.29%	1.25%
% of 60+ Delinquencies	294.75%	267.37%	260.49%	216.47%	251.58%

Allowance for Credit Losses - Funding Stream Loans	$22	$69	$174	$285	$503
% of Total Funding Stream Loans	3.45%	2.80%	3.49%	3.26%	4.03%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

90+ Day Delinquencies (Non-earning total finance receivables)	$1,433	$1,684	$1,677	$2,352	$1,771

Expense Ratios:
Salaries and Benefits Expense	$7,265	$7,058	$9,884	$8,200	$7,812
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.63%	4.40%	6.02%	4.83%	4.43%

Total personnel end of quarter	302	307	314	309	315

General and Administrative Expense	$4,330	$4,357	$4,671	$4,465	$4,628
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.76%	2.72%	2.84%	2.63%	2.62%

Efficiency Ratio	56.19%	53.81%	68.99%	58.23%	55.63%

Balance Sheet:

Assets
Investment in Leases and Loans	$639,333	$657,143	$679,737	$699,672	$727,707
Initial Direct Costs and Fees	10,316	10,697	11,108	11,645	12,473
Reserve for Credit Losses	(8,567)	(8,588)	(8,413)	(9,191)	(9,430)
Net Investment in Leases and Loans	$641,082	$659,252	$682,432	$702,126	$730,750
Cash and Cash Equivalents	90,740	105,218	60,129	65,093	78,767
Restricted Cash	543	389	216	112	26
Other Assets	32,607	25,595	30,207	33,775	32,248
Total Assets	$764,972	$790,454	$772,984	$801,106	$841,791

Liabilities
Deposits	554,190	579,625	587,940	612,721	650,429
Other Liabilities	34,292	59,515	34,906	35,909	35,677
Total Liabilities	$588,482	$639,140	$622,846	$648,630	$686,106

Stockholders' Equity
Common Stock	$128	$126	$124	$125	$125
Paid-in Capital, net	86,723	84,002	81,701	82,054	82,516
Other Comprehensive Income (Loss)	(75)	(27)	(129)	(49)	(22)
Retained Earnings	89,714	67,213	68,442	70,346	73,066
Total Stockholders' Equity	$176,490	$151,314	$150,138	$152,476	$155,685

Total Liabilities and
Stockholders' Equity	$764,972	$790,454	$772,984	$801,106	$841,791

Capital and Leverage:
Equity	$176,490	$151,314	$150,138	$152,476	$155,685
Debt to Equity	3.14	3.83	3.92	4.02	4.18
Equity to Assets	23.07%	19.14%	19.42%	19.03%	18.49%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	23.07%	19.72%	19.63%	19.39%	18.90%
Common Equity Tier 1 Risk-based Capital	25.72%	21.54%	20.86%	20.51%	20.14%
Tier 1 Risk-based Capital	25.72%	21.54%	20.86%	20.51%	20.14%
Total Risk-based Capital	26.97%	22.76%	22.02%	21.74%	21.36%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249